Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Stock Option and Incentive Plan of Arcosa, Inc. of our report dated May 15, 2018, with respect to the combined financial statements of Arcosa, Inc. included in its Registration Statement on Form 10 filed with the Securities and Exchange Commission.

/s/Ernst & Young

Dallas, Texas

October 31, 2018